EXHIBIT 99

                               PRESS RELEASE






                    [ESB FINANCIAL CORPORATION LETTERHEAD]


                         P R E S S   R E L E A S E


RELEASE DATE:                           CONTACT:
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March 19, 2003                          Frank D. Martz
                                        Group Senior Vice President
                                        of Operations and Secretary
                                        (724) 758-5584


               ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
               -------------------------------------------------

     ESB Financial Corporation announced today that its Board of Directors at its meeting on March 18, 2003 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on April 25, 2003 to the stockholders of record at the close of business on March 31, 2003.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended December 31, 2002. The Company recognized net income for the three month period ended December 31, 2002 of $2.23 million or $.25 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

     ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through seventeen offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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